Exhibit 99.1

FOR IMMEDIATE RELEASE

ALCO STORES, INC. ANNOUNCES THAT THE PROPOSAL
TO ADOPT THE MERGER AGREEMENT

 FAILED TO RECEIVE REQUIRED SHAREHOLDER VOTE

Coppell, TX (October 30, 2013) — ALCO Stores, Inc. (Nasdaq: ALCS) (“ALCO” or the “Company”), a general merchandise retailer specializing in providing a superior selection of essential products for everyday life in small-town America, today announced that, at the special meeting of the Company’s shareholders, held on October 30, 2013, the proposal to adopt the Agreement and Plan of Merger, dated as of July 25, 2013 (the “Merger Agreement”), by and among Mallard Parent, LLC, M Acquisition Corporation and the Company, did not receive approval from more than a majority of the outstanding shares of the Company’s common stock. The Merger Agreement was therefore not approved by the Company’s shareholders. As a result of the failure to receive such shareholder approval, also on October 30, 2013, the Company terminated the Merger Agreement and abandoned the merger contemplated thereby.

“Our shareholders have spoken and said they want the Company to follow through on the initiatives that are underway and build the Company’s profitability on their behalf.” said Royce Winsten, Chairman of the Board. “Rich and his team can now focus on their jobs working for our shareholders without distraction.”

About ALCO Stores, Inc.

Founded in 1901, ALCO Stores, Inc. is a broad-line retailer, primarily serving small underserved communities across 23 states, which specializes in providing a superior selection of essential products for everyday life in small-town America. The Company has 210 ALCO stores that offer both name brand and private label products of exceptional quality at reasonable prices. ALCO is proud to have continually provided friendly, personal service to its customers for the past 112 years. ALCO has its corporate headquarters in suburban Dallas, Texas, and its distribution center in Abilene, Kansas. To learn more about the Company visit www.ALCOstores.com.

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For more information, contact:

Wayne S. Peterson

Senior Vice President — Chief Financial Officer

469-322-2900 ext. 1071

email: wpeterson@alcostores.com

or

Debbie Hagen

Hagen and Partners

913-642-6363

email: dhagen@hagenandpartners.com